Exhibit 99.1

BSD MEDICAL CORPORATION	Contact: Dennis Gauger
2188 West 2200 South	Telephone: (801) 972-5555
Salt Lake City, Utah 84119-1326	Facsimile: (801) 972-5930
Email: investor@bsdmc.com
NASDAQ:BSDM

For Immediate Release

BSD Medical Announces Registered Direct Offering of Common Stock and Warrants in Aggregate Amount of $2.75 Million

SALT LAKE CITY, Utah –– August 19, 2010 ––BSD Medical Corporation (NASDAQ:BSDM) today announced that it entered into a securities purchase agreement with two existing institutional investors for the sale of 1,225,000 shares of its common stock in a registered direct offering at $2.25 per share.  In addition, warrants to purchase 918,750 shares of common stock in the aggregate will be issued to the investors.  The warrants are exercisable beginning six months and one day after closing, expire 5 years after becoming exercisable and have an exercise price of $3.27 per share.  Gross proceeds of the offering, before deducting placement agent fees and other estimated offering expenses payable by BSD Medical Corporation, are expected to be approximately $2.75 million.  These securities are being offered through a prospectus supplement pursuant to the Company’s effective shelf registration statement and base prospectus contained therein.

The net proceeds from this offering will be used for continuing product development, sales and marketing, and general corporate purposes.  In the securities purchase agreement we have entered into with the purchasers in this offering, we have agreed not to use the proceeds of this offering to satisfy any existing debt (other than ordinary course trade payables), to redeem any of our outstanding securities or to settle any outstanding litigation.

The completion of the offering will occur on or before August 24, 2010.  Roth Capital Partners served as the placement agent for the offering.

Copies of the final prospectus supplement and accompanying base prospectus can be obtained from Roth Capital Partners at 24 Corporate Plaza Dr., Newport Beach, CA 92660, attention:  Equity Capital Markets or 800-678-9147.

A shelf registration statement relating to these securities has been filed with and declared effective by the Securities and Exchange Commission.  A prospectus supplement related to the offering will be filed with the Securities and Exchange Commission.  This press release does not constitute an offer to sell or the solicitation of an offer to buy, and these securities cannot be sold in any state in which this offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state.  Any offer will be made only by means of a prospectus, including a prospectus supplement, forming a part of the effective registration statement.

About BSD Medical Corporation

BSD Medical Corporation develops, manufactures, markets and services systems to treat cancer and benign diseases using heat therapy delivered using focused radio frequency (RF) and microwave energy.  BSD’s product lines include both hyperthermia and ablation treatment systems.  BSD’s hyperthermia cancer treatment systems, which have been in use for several years in the United States, Europe and Asia, are used to treat certain tumors with heat (hyperthermia) while increasing the effectiveness of other therapies such as radiation therapy.  BSD’s microwave ablation system, which the Company will introduce to the market this year, has been developed as a stand-alone therapy to employ precision-guided microwave energy to ablate (destroy) soft tissue.  The Company has extensive intellectual property, multiple products in the market and well established distribution in the United States, Europe and Asia.  Certain of the Company’s products have received regulatory approvals in the United States, Europe and China.  For further information visit BSD Medical's website at www.BSDMedical.com.

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Statements contained in this press release that are not historical facts are forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995.  All forward-looking statements are subject to risks and uncertainties detailed in the Company’s filings with the Securities and Exchange Commission.  These forward-looking statements speak only as of the date on which such statements are made, and the Company undertakes no obligation to update such statements to reflect events or circumstances arising after such date.